Exhibit 99

Ameron Reports Stronger-Than-Expected Fourth Quarter and Solid 2008 Results

PASADENA, Calif.--(BUSINESS WIRE)--January 29, 2009--Ameron International Corporation (NYSE: AMN) today reported net income of $58.6 million, or $6.39 per diluted share, in the year ended November 30, 2008, compared to net income of $67.2 million, or $7.40 per diluted share, in the year ended November 30, 2007. Consolidated sales totaled $667.5 million in the year ended November 30, 2008, compared to $631.0 million in the year ended November 30, 2007, an increase of $36.5 million, or 6%. In addition, Ameron’s unconsolidated joint-venture companies had sales of $469.7 million in 2008, compared to $343.7 million in 2007.

Earnings in the year ended November 30, 2007 included $.67 per diluted share associated with the Performance Coatings & Finishes business which was divested in 2006. In addition, net income in 2007 included $5.3 million of one-time tax benefits associated with the liquidation of the Company’s wholly-owned subsidiary in the U.K.

James S. Marlen, Ameron’s Chairman and Chief Executive Officer stated, “Despite the increasingly difficult market conditions caused by the global recessionary economy and the financial crisis, the Company achieved the second highest net income in the Company’s history. In addition, on a comparable basis, excluding discontinued operations and the one-time tax benefits in 2007, earnings per share and net income in 2008 were slightly higher than in 2007. Given the challenging business conditions, these financial results represented a solid operating performance. During 2008, the Fiberglass-Composite Pipe Group had an outstanding performance and offset weaknesses in the Infrastructure Products and Water Transmission Groups and TAMCO’s steel rebar business. Most importantly, the Company ended 2008 with a strong balance sheet, with liquidity and available capital resources to support operations and to fund internal and external investment opportunities.”

The Company maintained cash in excess of debt of $90.8 million at November 30, 2008, with availability under unused credit facilities of $112.2 million. Short-term investments of $124.6 million were concentrated in government-backed financial instruments in Singapore and the U.S. The Company’s healthy financial condition is further supported by the cash generation capabilities of the Company’s businesses, which generated approximately $88 million from operations in 2008.

Earnings per diluted share from continuing operations in the fourth quarter ended November 30, 2008 totaled $1.91, almost equal to earnings per diluted share from continuing operations of $1.90 in the fourth quarter ended November 30, 2007. Total earnings, including both continuing and discontinued operations, were $2.39 per diluted share in the fourth quarter of 2007, compared to the $1.91 in 2008. Net income and earnings per diluted share in the fourth quarter of 2007 were $4.5 million and $.49, respectively, from discontinued operations. Sales totaled $187.9 million in the fourth quarter of 2008, compared to $188.9 million in the fourth quarter of 2007. The Fiberglass-Composite Pipe and Water Transmission Groups had higher sales and segment income in the fourth quarter of 2008, compared to the same period in 2007; while the Infrastructure Products Group experienced lower sales and segment income due to soft business conditions.

The Fiberglass-Composite Pipe Group had record sales and segment income in all of 2008, as sales increased $36.3 million, or 15%; and segment income increased $18.6 million, or 30%, compared to 2007. The sales improvement was due to the acquisition of the business of Polyplaster, Ltda. in Brazil, which was completed in October, 2007, favorable currency translation to U.S. dollars, higher onshore oilfield demand and continued growth of the Asian operation. The Asian operation, located in Singapore and Malaysia, experienced generally favorable market conditions throughout the year in key segments, such as the offshore platform market, marine vessel construction and energy-related markets in the Middle East. Demand from the shipbuilding yards in Korea, Japan, Singapore and China remained strong driven by multi-year backlogs. Demand for fiberglass piping for offshore platform applications was particularly strong. The onshore oilfield market, served primarily by Centron International, Inc. (“Centron”), the Company’s wholly-owned subsidiary, increased significantly in 2008. Energy demand and high oil prices supported oilfield spending through most of the year. Centron’s volume increase was concentrated principally in West Texas and Canada, while exports were constrained by production limitations. Operations in Europe were down in 2008, compared to 2007, due to completion of a major project in 2007 and also to the soft economic climate and customers’ inability to obtain financing. Operations in the U.S. were lower in 2008, compared to 2007, due to completion of a major project in 2007. U.S. Industrial market conditions, including energy related markets, were generally stable. Construction of two fiberglass pipe plants in Brazil is proceeding. The plant to manufacture Centron® onshore oilfield piping should be operational in the first quarter of 2009. The plant to manufacture Bondstrand® piping for marine, offshore and chemical and industrial applications should be operational in late 2009. The Fiberglass-Composite Pipe Group began 2009 with a record order backlog which should support the beginning of 2009. However, the Group’s customers in the marine, offshore and onshore oilfield markets could be at risk given the decline in oil prices, financing issues, lower transportation demand and shipping rates. While the business has not been impacted to date, oil-price volatility and general economic conditions are expected to impact the Group’s 2009 results.

The Infrastructure Products Group had lower full-year sales and segment income in 2008, compared to 2007. Sales declined $26.7 million, or 13%; and segment income declined $10.4 million, or 29%, as both the Hawaii Division and the Pole Products Division were impacted by reduced construction activity. The Pole Products Division continued to be confronted by the weak national housing market, particularly in key geographic regions such as, Southern California and the southeastern U.S. Demand for decorative concrete poles for residential lighting applications is driven by new housing permits and new housing construction which has declined appreciably in the past two years. The housing market is not expected to recover in the short term. Demand for steel poles for highway lighting and traffic signal control applications remains steady. The Hawaii Division experienced slower market conditions during the second half of 2008. Construction spending declined on Oahu and Maui and affected most construction sectors including residential, commercial, resorts and timeshares. Governmental and military construction activity remained solid. The Hawaiian construction markets were impacted by the weakening economy, declining tourism and customers’ financing issues. The Infrastructure Products Group is expected to continue to be impacted by the slowdown in construction spending in Hawaii and the low residential construction spending level in the western and the southeastern U.S.

The Water Transmission Group had higher sales but larger losses in the year ended November 30, 2008, compared to 2007. Sales increased $25.0 million in 2008, or 13%; while the loss increased $3.2 million, compared to 2007. The sales increase was attributed to 42% higher wind tower sales, up $19.7 million, and a 4% increase of water pipe sales, up $5.4 million. Sales of piping for water transmission applications increased slightly in 2008, compared to 2007, primarily as a result of increased liner projects for Southern California and Arizona and increased activity by the Company’s operation in Colombia, South America. The increased wind tower volume reflects the Company’s success in entering the wind energy market and demonstrates to major turbine customers the Company’s abilities to manufacture highly-engineered wind towers. The Company has become a major U.S. wind tower supplier to the growing alternative renewable energy industry. The water pipe business incurred a greater loss in 2008 than in 2007, due to low project margins, underutilization of plant capacity and manufacturing inefficiencies. Wind towers’ loss in 2008 was slightly smaller than in 2007, due to the progress that has been achieved in reducing the cost per tower and reaching the productivity needed to achieve profitability. In spite of such progress, the wind towers business was unprofitable as a result of continued facility construction and debugging, low contract margins and productivity issues. The water infrastructure market in the western U.S., including California, Arizona and Nevada, remains weak, with bid activity in some markets at the lowest levels in recent history. The slow market is being adversely affected by a number of factors including the normal cycle for large diameter, high pressure water transmission pipelines, governmental budget problems and overall project costs. The fundamental long-term factors that drive the market are demographics, population growth and the need for new and upgraded water infrastructure to provide adequate and reliable supplies. There are numerous projects that are in the planning and design stages that address the water infrastructure requirements of the region. These projects should eventually proceed; however, the timing of orders is uncertain. The order backlog for water pipe at November 30, 2008 totaled $62.3 million, a level which reflects the lack of recent bid activity and represents an unusually low backlog for the business. The wind tower order backlog at November 30, 2008 totaled $91 million; however, a portion of the backlog may be postponed due to current market conditions. The level of new wind tower orders recently declined due to lack of project financing.

TAMCO, Ameron’s 50% owned steel mini-mill, had sales of $366.0 million in the year ended November 30, 2008, compared to $268.2 million in 2007, an increase of $97.7, or 36%. TAMCO’s net income totaled $22.9 million in 2008, compared to the record earnings of $34.0 million achieved in 2007. Ameron’s after-tax share of TAMCO’s net income totaled $10.3 million in 2008, compared to $15.4 million in 2007, a decrease of $5.0 million, or 33%. The sales improvement was achieved in the first three quarters of 2008. Worldwide demand for steel rebar dropped precipitously in the fourth quarter of 2008. Sales tonnage in the fourth quarter declined 71%, compared to the average quarterly volume in the first three quarters. The slowdown in steel rebar demand was caused by lower infrastructure spending for both public and private construction projects. The halt in construction was due to recessionary concerns, financing issues and governmental budget problems. Also, TAMCO experienced lower selling prices, which declined approximately 40% during the fourth quarter. The $11.1 million decrease in TAMCO’s net income in 2008 included a pretax inventory write-down of $9.8 million to adjust inventory to current market prices. The demand for steel rebar in TAMCO’s key markets of Nevada, California and Arizona is not expected to recover in the short term. TAMCO has taken aggressive actions to adjust to the slow market conditions by reducing staff and suspending manufacturing operations until business activity recovers.

While the current economic conditions make forecasting difficult, Ameron expects that its 2009 earnings per share, before unusual items and based on current foreign exchange rates, will be in the range of $3.00 to $3.50 per share. The reduced earnings forecasted for 2009, compared to 2008 results, are based principally on lower earnings from the Fiberglass-Composite Pipe and Infrastructure Products Groups and TAMCO due to market conditions caused by the global economic slowdown and increased pension costs related to investment losses by the Company’s defined benefit plans. The forecast assumes that demand for steel rebar increases sufficiently that TAMCO can resume manufacturing operations early in the second half. The forecast could improve if governmental stimulus programs result in increased spending during the year in the markets served by TAMCO, the Infrastructure Products Group or the Company’s wind towers business.

James S. Marlen continued, “We are pleased with the strong operating performance achieved in 2008, especially given the difficult economic conditions. Looking forward, we believe that the Company has the liquidity and strong cash flow to manage through the current economic downturn. While we are forecasting a decline in 2009, all of the Company’s businesses are well positioned to again deliver superior results as the worldwide economy improves.”

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Form 10-K for the fiscal year ended November 30, 2007. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION CONSOLIDATED STATEMENTS OF INCOME

	Year ended November 30,

(Dollars in thousands, except per share data)	2008	2007
Sales	$667,543	$631,010
Cost of sales	(513,922)	(484,981)
Gross profit	153,621	146,029

Selling, general and administrative expenses	(98,166)	(97,870)
Other income, net	8,222	6,030
Income from continuing operations before interest, income taxes and equity in earnings of joint venture	63,677	54,189
Interest income/(expense), net	1,533	1,927
Income from continuing operations before income taxes and equity in earnings of joint venture	65,210	56,116
Provision for income taxes	(16,955)	(10,359)
Income from continuing operations before equity in earnings of joint venture	48,255	45,757
Equity in earnings of joint venture, net of taxes	10,337	15,383
Income from continuing operations	58,592	61,140
Income from discontinued operations, net of taxes	-	6,099
Net income	$58,592	$67,239

Basic earnings per share:
Income from continuing operations	$6.42	$6.77
Income from discontinued operations, net of taxes	-	.68
Net income	$6.42	$7.45

Diluted earnings per share:
Income from continuing operations	$6.39	$6.73
Income from discontinued operations, net of taxes	-	.67
Net income	$6.39	$7.40

Weighted-average shares (basic)	9,124,557	9,029,487
Weighted-average shares (diluted)	9,169,056	9,090,846

AMERON INTERNATIONAL CORPORATION CONSOLIDATED BALANCE SHEETS – ASSETS

	As of November 30,

(Dollars in thousands)	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$143,561	$155,433
Receivables, less allowances of $7,009 in 2008 and $6,235 in 2007	181,961	185,335
Inventories	95,645	97,717
Deferred income taxes	25,582	22,446
Prepaid expenses and other current assets	10,053	12,100

Total current assets	456,802	473,031

Investments in joint ventures
Equity method	14,428	14,677
Cost method	3,784	3,784

Property, plant and equipment
Land	38,679	35,860
Buildings	85,555	75,245
Machinery and equipment	306,177	292,563
Construction in progress	37,386	24,655

Total property, plant and equipment at cost	467,797	428,323
Accumulated depreciation	(261,635)	(254,592)

Total property, plant and equipment, net	206,162	173,731
Deferred income taxes	4,763	4,202
Goodwill and intangible assets, net of accumulated amortization of $1,197 in 2008 and $1,130 in 2007	2,108	2,243
Other assets	38,275	34,144

Total assets	$726,322	$705,812

AMERON INTERNATIONAL CORPORATION CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY

	As of November 30,

(Dollars in thousands, except per share data)	2008	2007
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$16,763	$17,055
Trade payables	52,613	45,216
Accrued liabilities	79,538	84,436
Income taxes payable	10,443	11,985

Total current liabilities	159,357	158,692

Long-term debt, less current portion	35,989	57,593
Deferred income taxes	3,806	15,740
Other long-term liabilities	50,050	28,414

Total liabilities	249,202	260,439

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,188,692 shares in 2008 and 9,138,563 shares in 2007, net of treasury shares	29,805	29,623
Additional paid-in capital	54,447	46,675
Retained earnings	478,968	430,925
Accumulated other comprehensive loss	(31,475)	(9,870)
Treasury Stock (2,733,300 shares in 2008 and 2,710,479 shares in 2007)	(54,625)	(51,980)

Total stockholders' equity	477,120	445,373

Total liabilities and stockholders' equity	$726,322	$705,812

AMERON INTERNATIONAL CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended November 30,
(In thousands)	2008	2007
OPERATING ACTIVITIES
Net income	$58,592	$67,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,320	16,993
Amortization	89	41
(Benefit)/provision for deferred income taxes	(3,509)	7,016
Earnings in excess of distributions from joint ventures	(630)	(227)
Loss/(gain) from sale of property, plant and equipment	68	17
(Gain)/loss from sale of discontinued operations	-	(5,943)
Stock compensation expense	6,113	3,850
Non-cash write-down of assets	-	643
Changes in operating assets and liabilities:
Receivables, net	1,381	(21,747)
Inventories	3,846	(19,200)
Prepaid expenses and other current assets	1,802	3,847
Other assets	(5,473)	(440)
Trade payables	8,688	(1,626)
Accrued liabilities and income taxes payable	(6,129)	14,024
Other long-term liabilities and deferred income taxes	3,272	(1,284)
Net cash provided by operating activities	88,430	63,203
INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	1,575	288
Proceeds from sale of discontinued operations	-	16,319
Acquisitions	-	(5,977)
Additions to property, plant and equipment	(60,697)	(47,697)
Net cash (used in)/provided by investing activities	(59,122)	(37,067)
FINANCING ACTIVITIES
Net change in short-term borrowings	-	-
Issuance of debt	-	2,483
Repayment of debt	(21,126)	(12,708)
Dividends on Common Stock	(10,549)	(8,208)
Issuance of Common Stock	420	1,562
Excess tax benefits related to stock-based compensation	1,330	1,955
Purchase of treasury stock	(2,554)	(1,612)
Net cash used in financing activities	(32,479)	(16,528)

Effect of exchange rate changes on cash and cash equivalents	(8,701)	6,346
Net change in cash and cash equivalents	(11,872)	15,954
Cash and cash equivalents at beginning of year	155,433	139,479

Cash and cash equivalents at end of year	$143,561	$155,433

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman and Chief Executive Officer
Gary Wagner, President and Chief Operating Officer
James R. McLaughlin, Senior Vice President, Chief Financial Officer
626-683-4000